EXHIBIT 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 3, 2003, is by and between, BT MANAGEMENT COMPANY, L.L.C., a Delaware limited liability company (the “Company”), and Russell Thompson (the “Executive”).

R E C I T A L S :

A. The Company wishes to have the services of the Executive, and the Executive wishes to be employed by the Company as contemplated by this Agreement; and

B. The Company and the Executive desire to establish the terms and conditions of the Executive’s services and employment as set forth herein.

C. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the BT Management Company LLC Operating Agreement dated of even date herewith (the “Operating Agreement”).

A G R E E M E N T :

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Executive hereby agrees to be employed by the Company, and the Company hereby agrees to employ the Executive, upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of Sections 6, 7, and 8 hereof, the term of the provision of services hereunder will be for the three (3) year period commencing on November 17, 2003 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date. Unless the Company gives notice of its intent not to renew the Executive’s assignment and employment hereunder, or the Executive gives written notice to the Company of his determination not to renew his service and employment hereunder, in any case at least ninety (90) days prior to the third anniversary of the Commencement Date, this Agreement, and the Executive’s employment by the Company hereunder, shall be renewed for one year from that anniversary. Thereafter, unless the Company or the Executive gives written notice of determination not to renew at least ninety (90) days prior to the next succeeding anniversary of the Commencement Date, this Agreement shall be renewed for one year from that anniversary. The term “Service Period” shall mean the three (3) year period provided for in this Section 2 and any extension thereof, or any shorter period resulting from any termination of service under Sections 6, 7 and 8 hereof.

3. Duties and Responsibilities. The Executive will be the Executive Vice President and Treasurer of the Company. The Executive will perform such duties and services as are customary for the position of Executive Vice President and Treasurer in companies similar to the Company, subject to such duties as are set forth in the Operating Agreement, if any, and such other duties as may be assigned to him from time to time by the Company’s Board of Managers (the “Board”) or its designee. In furtherance of the foregoing, the Executive hereby agrees to perform well and faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Board or its designee and shall conform to and/or comply with all rules, regulations, instructions, personnel practices and policies of the Company, whether now in force or hereafter adopted.

4. Time to be Devoted to Service. The Executive agrees to devote his entire productive time, ability and attention to the diligent prosecution of the business and affairs of the Company. During the Service Period, Executive shall not directly or indirectly render any services of a business or commercial nature to any person, firm, or organization other than the Company, whether for compensation or otherwise, without the prior written consent of the Board. Notwithstanding the foregoing, it is understood that the Executive may conduct personal business activities that do not relate to the business of the Company and may engage in charitable, civic and other similar pursuits, if such activities do not interfere with his duties for the Company or conflict with its interests or his obligations hereunder.

5. Compensation; Reimbursement.

5.1 Base Salary. The Executive’s annual base salary (the “Base Salary”) will be $75,000. The Base Salary will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Executive.

5.2 Performance-Based Compensation. Pursuant to the Management Agreement (the “Management Agreement”) dated of even date herewith by and between the Company and Belvedere Trust Mortgage Company (“Belvedere Trust”), the Company receives incentive fee revenue which is based on Belvedere Trust’s return on equity relative to a benchmark as set forth in the Management Agreement (the “Incentive Fee Revenue”). The Executive shall be eligible to participate in the distribution of the portion of the Company’s Incentive Fee Revenue that is available after required distributions to the Company’s members are made. The allocation of the amount of the Company’s Incentive Fee Revenue to the Executive shall be determined by theBoard which shall take into account the recommendation of senior management along with the Board’s evaluation of the Executive’s direct contribution to the excess returns which produced the Incentive Fee Revenue for the Company in any particular measurement period.

5.3 Benefit Plans. The Executive shall be entitled to participate in any benefit plans available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans. The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board of Directors shall from time to time determine, for its employees.

5.4 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year during the Service Period, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies. Such vacation time shall not accrue.

5.5 Reimbursements. The Executive will be reimbursed, in accordance with the practice applicable to officers of the Company from time to time, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Executive of appropriate vouchers.

5.6 Reservation. Company reserves the right to modify, suspend or discontinue the above referenced benefit plans, practices, policies and programs under Sections 5.3, 5.4 and 5.5 at any time (whether before or after termination of employment) without notice to or recourse by Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Executive.

6. Involuntary Termination.

6.1 Death or Disability. If the Executive dies, then the Executive’s employment by the Company hereunder shall be deemed to terminate on the date of the Executive’s death. If, in the good faith judgment of the Board, the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any 360 day period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Executive’s employment under this Agreement immediately upon giving him or his guardian notice to that effect. Termination pursuant to this Section 6.1 is hereinafter referred to as an “Involuntary Termination.”

6.2 Substitution. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s Disability during the Service Period.

6.3 Verification of Disability. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

7. Termination by the Company.

7.1 Termination For Cause. The Company may terminate the service of the Executive hereunder at any time during the Service Period for “Cause” (such termination being called a “Termination for Cause”) by giving the Executive notice of such termination, which notice shall specify: (i) the basis for termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Section 7, “Cause” will mean: (a) the Executive’s willful misconduct or gross negligence with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, (b) the Executive’s gross or habitual neglect in the performance of his duties, (c) the Executive’s material breach of his duties, obligations and responsibilities under this Agreement, or of any provision of the Nonsolicitation Agreement which, to the extent curable, is not cured in full within five (5) business days after written notice thereof is given to the Executive, (d) the commission by the Executive of an act involving moral turpitude or fraud, (e) the Executive’s conviction of (or entering a plea of nolo contendere to) any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, or (f) the Executive’s breach of his duty of trust or fiduciary duty owing to the Company.

7.2 Termination Without Cause. The Company may terminate the services of the Executive hereunder at any time during the Service Period without “Cause” (such termination being called a “Termination Without Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect immediately. Any termination by the Company of the Executive’s services hereunder during the Service Period for which “Cause” is not present, as set forth in Section 7.1, shall be deemed to be a Termination Without Cause.

7.3 Termination by the Executive.

(i) For Good Reason. The Executive may terminate his services hereunder at any time during the Service Period for Good Reason (as defined below) by giving the Company written notice of such termination, which notice shall specify: (a) the basis for termination and (b) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (A) the relocation of the Company’s San Francisco Bay Area headquarters to a location more than one hundred (100) miles from the Company’s current San Francisco Bay Area headquarters, (B) the assignment to the Executive of a lower position in the organization in terms of his title, responsibility or authority, unless agreed to in writing by the Executive, or (C) a reduction in the Executive’s compensation as set forth in this Agreement, other than a general reduction affecting all similarly situated executives of the Company.

(ii) Without Good Reason. The Executive may terminate his services hereunder at any time during the Service Period by giving the Company ninety (90) days prior written notice of such termination. Any termination of the Executive’s services hereunder by the Executive other than as a result of an Involuntary Termination is called a “Voluntary Termination”.

8. Effect of Termination.

8.1 Voluntary Termination or a Termination for Cause. Upon the termination of the Executive’s services hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(i) any unpaid portion of the Base Salary provided for in Section 5.1 and any accrued vacation owing Executive, computed on a pro rata basis to the date of such termination; and

(ii) reimbursement for any expenses for which the Executive has not been reimbursed as provided in Section 5.3.

8.2 Termination without Cause, Termination for Good Reason or Involuntary Termination. Upon the termination of the Executive’s services hereunder pursuant to a Termination without Cause, Termination for Good Reason or due to Involuntary Termination, neither the Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i) any unpaid portion of the Base Salary provided for in Section 5.1 and any accrued vacation owing Executive, computed on a pro rata basis to the date of such termination;

(ii) reimbursement for any expenses for which the Executive has not been reimbursed as provided in Section 5.3;

(iii) an aggregate amount equal to the Base Salary for twelve (12) months after termination (the “Severance Period”), payable at the same rate and in the same manner as set forth in Section 5.1;

(iv) an aggregate amount equal to the performance-based compensation paid to the Executive under Section 5.2 for the last completed calendar year, payable during in twenty four equal installments during the Severance Period at the same times as the Executive receives payments under subsection (iii) above.

8.3 COBRA Benefits. To the extent required by law, the Company shall permit the Executive to participate, at the Executive’s own expense, in the Company’s group medical insurance plan for the statutorily required time period after the Termination Date, subject to the terms of the applicable plan documents and other applicable restrictions relating to such plan.

8.4 Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Executive during the Severance Period shall constitute liquidated damages for any breach of this Agreement by the Company through the Termination Date. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving payments during the Severance Period, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

8.5 Mitigation. The parties hereto agree that the Executive shall be required to mitigate damages in respect of any termination benefit, severance pay or payment due under this Agreement or in respect of any damage award as a result of the Company’s breach of this Agreement, and any such benefit or award may be offset by any future compensation or income received by the Executive from any other source.

9. Nonsolicitation and Non-Disclosure Agreement. As a pre-condition to the effectiveness of this Agreement, the Executive agrees to execute and deliver the Nonsolicitation and Non-Disclosure Agreement attached hereto as Exhibit A (the “Nonsolicitation Agreement”), the terms and conditions of which are specifically incorporated herein by reference. The obligation of the Company to make payments to or on behalf of the Executive under Section 8.2(iii) above is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under the Nonsolicitation Agreement.

10. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 10. The parties hereto agree that a breach of this Agreement could result in immediate, extraordinary and irreparable damage to the Company and that money damages would be an inadequate remedy for any breach of this Agreement. As a result, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security therefor).

11. Notices. All notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to the Executive:

313 Donald Drive

Moraga, CA 94556

Facsimile: 415-435-4128

With a copy to (which shall not constitute notice):

Tobin & Tobin

500 Sansome St., 8th Floor

San Francisco, CA 94111

Attention: Phil Pollock, Esq.

If to the Company:

BT Management Company, LLC

1299 Ocean Avenue, Suite 260

Santa Monica, CA

Attention: Chairman of the Board

With a copy to (which shall not constitute notice):

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attention: Mark J. Kelson, Esq.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier or other guaranteed delivery service; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section 11 or in accordance with the latest unrevoked direction from such party.

12. Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

13. Choice of Law. ALL ISSUES CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

14. Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its owners, managers, officers, employees, or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which you work(ed) for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee.

However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either you or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under relevant law.

15. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

16. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

17. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

18. Severability. Subject to the provisions of Section 10 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

19. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

20. Confidentiality. The Executive agrees not to disclose this Agreement or its terms to any person or entity, other than the Executive’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

21. Further Assurances. The Executive agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

22. Representation by Counsel; Interpretation. The Company and the Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE COMPANY:

BT MANAGEMENT COMPANY, L.L.C.

By:	/s/ Lloyd McAdams
Name: Lloyd McAdams
Title: Chairman

THE EXECUTIVE:

/s/ Russell Thompson
Russell Thompson